SULLIVAN & CROMWELL
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

NEW YORK TELEPHONE: (212) 558-4000
TELEX: 62694 (INTERNATIONAL) 127816 (DOMESTIC)
CABLE ADDRESS: LADYCOURT, NEW YORK                                        125 Broad Street, New York 10004-2498
FACSIMILE: (212) 558-3588 (125 Broad Street)                                          -------------
         (212) 558-3792 (250 Park Avenue)                                  250 PARK AVENUE, NEW YORK 10177-0021
                                                        1701 PENNSYLVANIA AVE, N.W. WASHINGTON, D.C. 20006-5805
                                                                444 SOUTH FLOWER STREET, LOS ANGELES 90071-2901
                                                                                  8, PLACE VENDOME, 75001 PARIS
                                                         ST. OLAVE'S HOUSE, 9a IRONMONGER LANE, LONDON EC2V 8EY
                                                                             101 COLLINS STREET, MELBOURNE 3000
                                                                 2-1, MARUNOUCHI I-CHOME, CHIYODA-KU, TOKYO 100
                                                                          NINE QUEEN'S ROAD, CENTRAL, HONG KONG
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                                            December 18, 1996




Seligman Henderson Global Fund Series, Inc.,
   100 Park Avenue,
      New York, New York  10017.

Dear Sirs:

          You have requested our opinion in connection with the notice which you propose to file pursuant to Rule 24f-2 under the Investment Company Act of 1940 with respect to 6,944,033 shares of Capital Stock of your Seligman Henderson Emerging Markets Growth Fund Class, $.001 par value (the "Emerging Markets Growth Shares"), 24,826,339 shares of Capital Stock of your Seligman Henderson Global Growth Opportunities Fund Class, $.001 par value (the "Global Growth Opportunities Shares"), 41,489,225 shares of Capital Stock of your Seligman Henderson Global Smaller Companies Fund Class, $.001 par value (the "Global Smaller Companies Shares"), 34,763,471 shares of Capital Stock of your



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Seligman Henderson Global Fund Series, Inc.                                -2-



Seligman Henderson Global Technology Fund Class, $.001 par value (the "Global Technology Shares"), and 3,415,840 shares of Capital Stock of your Seligman Henderson International Fund Class, $.001 par value (the "International Shares").

          As your counsel, we are familiar with your organization and corporate status and validity of your Capital Stock.

          We advise you that, in our opinion, the Shares are legally and validly issued, fully paid and nonassessable. The foregoing opinion is limited to the General Corporation Law of the State of Maryland, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of Maryland law pertaining to the Seligman Henderson Emerging Markets Growth Fund Class, the Seligman Henderson Global Growth Opportunities Fund Class, the Seligman Henderson Global Smaller Companies Fund Class, the Seligman Henderson Global Technology Fund Class and the Seligman Henderson International Fund Class, we have relied on the opinion of



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Seligman Henderson Global Fund Series, Inc.                                -3-



Piper & Marbury, dated December 13, 1996, and our opinion is subject to the same qualifications and limitations with respect to such matters as are contained in such opinion of Piper & Marbury. We consent to the filing of this opinion with the Securities and Exchange Commission in connection with the notice referred to above. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                            Very truly yours,
                                            SULLIVAN & CROMWELL